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                                 CNE GROUP, INC.
                                    ACQUIRES
                   SRC TECHNOLOGIES, INC. AND ECONO-COMM, INC.
                                       AND
                           EFFECTS A PRIVATE FINANCING

NEW YORK, New York, April 23, 2003. CNE Group, Inc., (AMEX/PCX: CNE) today announced certain significant inter-related transactions.

First, pursuant to the terms of Section 251(g) of the Delaware General Corporation Law, CareerEngine Network, Inc. ("CareerEngine") has become a wholly-owned subsidiary of CNE Group, Inc. (the "Company"). All former stockholders of CareerEngine are now the stockholders of the Company, which is the entity that is now publicly traded on the American and Pacific Stock Exchanges under the symbol "CNE." This restructuring transaction allows the Company to enter into business transactions such as the acquisitions and financing referred to herein, by limiting its exposure from the liabilities of CareerEngine.

Second, the Company acquired 100% of the outstanding common stock of SRC Technologies, Inc., and Econo-Comm, Inc., both privately held, for cash, its common stock, warrants, and preferred stock. In connection with these acquisitions, the Company purchased certain intellectual property rights from various parties for its subordinated notes and preferred stock. SRC Technologies has three wholly-owned subsidiaries, Connectivity, Inc., U.S. Commlink, Ltd. and Denbridge Digital, Ltd.

Finally, in a private financing transaction the Company issued its notes in the aggregate principal amount of $750,000 and warrants to purchase an aggregate of 3,124,350 shares of the Company's Common Stock at $0.50 per share.

All of the foregoing transactions have been approved by the written consent of the holders of the majority of the Company's common stock.

Commenting on the transactions, CNE Group's Chairman, George W. Benoit, said, "We are pleased that we were able to add these attractive companies and their management under the CNE Group umbrella. We believe that the sophisticated applications and equipment these companies provide in intelligent traffic systems and homeland security should offer an excellent opportunity to enhance shareholder value. We also believe that we have charted an exciting additional course with these acquisitions and we intend to continue to aggressively seek strategic and technical partners in support of potential growth opportunities. Our market strategy will also address the inter-operability of safety and security communication infrastructures as they relate to private and public sector initiatives."

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


Anthony S. Conigliaro, Chief Financial Officer of CNE Group added, "This transaction has addressed numerous financial issues. The Company's future operations and prospects for growth should benefit from the acquisitions. In addition, its financial position has been enhanced by the private financing and corporate restructuring. We also believe these transactions, when viewed in their entirety, satisfactorily address the issue relating to the Company's American Stock Exchange listing. Finally, we anticipate that the Company should experience positive cash flow from operations over the next 12 months, although the expenses relating to the completion of these transactions will negatively affect our cash flow results in our first six months."

The Company's Board of Directors are George W. Benoit, Chairman, Joseph G. Anastasi, Charles W. Currie, David W. Dube, Michael J. Gutowski, Lawrence M. Reid and Carol Gutowski. Officers of the Company are Mr. Benoit, Chief Executive Officer; Mr. Gutowski, President and Chief Operating Officer; Mr. Reid, Executive Vice President; and Anthony S. Conigliaro, Chief Financial Officer.

About CNE Group, Inc.
---------------------

CNE Group, Inc., a holding company, is the parent of CareerEngine whose primary operating subsidiary is CareerEngine, Inc. ("CE"). CE is engaged in the business of e-recruiting and is comprised of two operating divisions: CareerEngine Network, a network of vertical career sites, and CareerEngine Solutions, an Application Service Provider. The Network Division operates six portal career sites, organized by specific job function and diversity, and one general board. These sites enable employers and recruiters to post job offerings for specific target areas in one or more of the career specific sites. Prospective employees can search for jobs, confidentially post their resumes, and avail themselves of a host of other services. The Solutions Division develops and maintains career sites for companies and recruiters. The sites are customized to reflect the particular look and feel of our customers' websites utilizing the software that CE makes available on an ASP basis.

About SRC Technologies, Inc.
----------------------------

SRC Technologies, Inc., a holding company, is the parent of Connectivity, Inc., U.S. Commlink, Ltd. and Denbridge Digital, Ltd. These entities market remote radio and cellular-based emergency response products to a variety of federal, state and local government institutions, and other vertical markets throughout the United States. They have a patent for a TTY keyboard for a cellular callbox. In addition, they also have intellectual property rights to certain key elements of related telemetry devices.

Michael Gutowski and Carol Gutowski are the Chief Executive Officer and President, respectively, of SRC and Connectivity. Mr. Gutowski and Thomas C. Leyen are the Chief Executive Officer and President, respectively, of U.S. Commlink. Mr. Leyen will also be the President of Denbridge Digital.

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About Econo-Comm, Inc. d/b/a Mobile Communications
--------------------------------------------------

In business since 1984, Econo-Comm, Inc., which does business under the name Mobile Communications, specializes in manufacturing, repairing and maintaining remote wireless emergency response systems for use on highways, universities, shopping malls, golf courses, corporate campuses, and other applicable locations. Econo-Comm also has a patent and intellectual property rights to certain key elements of its products. Mr. Gutowski and Thomas Sullivan are its Chief Executive Officer and President, respectively.

Currently, Connectivity, U.S. Commlink, Denbridge Digital and Econo-Comm have a variety of customers including, state and local transportation departments; highways, bridges and airports; municipal organizations; university campuses; major theme parks; hospital and corporate facilities, military bases; and golf and other recreational venues.


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Certain statements in this press release constitute "forward-looking statements"
relating to CNE Group, Inc. and its subsidiaries (the "Company") within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding future events, our financial performance and operating results, our business strategy and our financing plans are forward-looking statements. In some cases you can identify forward-looking statements by terminology, such as
"may,"  "will,"  "would,"  "should,"   "could,"   "expect,"   "intend,"  "plan,"
"anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by the statements. In evaluating these statements, you should specifically consider various factors that may cause our actual results to differ materially from any forward-looking statements.

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